BioSpecifics Technologies Corp. Reports Second Quarter
2012 Financial Results

LYNBROOK, NY – August 9, 2012 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in Europe and Eurasia, today announced its financial results for the second quarter ended June 30, 2012 and provided a corporate update.

“We are very pleased with the clinical and regulatory progress of XIAFLEX in recent months and are excited about the upcoming anticipated milestones for the remainder of this year,” reflected Thomas L. Wegman, President of BioSpecifics. “We announced positive top-line results from Auxilium’s two IMPRESS Phase III clinical trials of XIAFLEX for Peyronie’s disease in June and expect Auxilium to submit a sBLA filing by the end of the year. BioSpecifics also initiated two Phase II clinical trials in canine and human lipomas and we anticipate we will complete enrollment for both of these studies in the first half of 2013. Additionally, XIAFLEX was recently approved in Canada for Dupuytren’s contracture and Auxilium’s partner Actelion expects to file for approval in Australia, Brazil and Mexico by the end of 2012.”

Second Quarter 2012 Financial Results

BioSpecifics reported a net income of $0.7 million for the second quarter ended June 30, 2012, or $0.11 per basic and $0.10 per diluted share, compared to a net income of $2.6 million, or $0.40 per basic and $0.36 per diluted share, for the same period in 2011.

Total revenue for the second quarter of 2012 was $2.6 million, compared to $5.0 million for the same period in 2011.

Royalty, mark-up on cost of goods sold, and earn-out revenues for the second quarter ended June 30, 2012 were $2.5 million, compared to $1.7 million for the same period in 2011. Royalty and mark-up on cost of goods sold revenues recognized under the Company’s agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the second quarter of 2012 were $1.5 million, compared to $1.1 million for the same period in 2011. Royalty revenues recognized from DFB Biotech, Inc. for the second quarter of 2012 were $0.9 million, compared to $0.6 million for the same period in 2011.

Total licensing revenue consisting of licensing, sublicensing fees and milestones for the second quarter ended June 30, 2012 was $0.1 million, compared to $3.3 million for the same period in 2011. Licensing fees recognized from Auxilium for the second quarters of 2012 and 2011 were $0.1 million in each period. These licensing fees related to cash payments received in prior years and amortized over the expected development period. Milestones recognized in the second quarter of 2012 were zero, compared to $3.2 million in the same period in 2011. In the second quarter of 2011, milestones recognized related to the $30 million regulatory milestone paid to Auxilium by its licensee Pfizer Inc. (Pfizer) following the first sale of XIAPEX in a major European Union market for Dupuytren’s contracture and the $7.5 million paid to Auxilium by Pfizer for the launch of XIAPEX in Germany in the second quarter of 2011.

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Research and development expenses for the second quarter ended June 30, 2012 were $0.4 million, compared to $0.3 million for the same period in 2011. The increase in research and development expenses was primarily due to expenses related to BioSpecifics’ clinical development programs.

General and administrative expenses for the second quarter ended June 30, 2012 were $1.1 million, compared to $1.4 million for the same period in 2011. The decrease in general and administrative expenses was due to lower general legal fees, stock based compensation and consulting services partially offset by third party royalty fees.

As of June 30, 2012, BioSpecifics had cash and cash equivalents and investments of $8.8 million, compared to $10.8 million on March 31, 2012.

Recent XIAFLEX Highlights for Dupuytren’s Contracture:

  As reported by Auxilium on July 31, 2012, worldwide net revenues for XIAFLEX were $14.4 million for the second quarter ended June 30, 2012, $11.9 million of which were in the U.S. Full year 2012 guidance for XIAFLEX U.S. revenues was unchanged at a range of $55 to $65 million.
  In July 2012, Auxilium announced positive top-line data from the open-label Phase IIIb clinical trial designed to assess the safety and efficacy of concurrent administration of two injections of XIAFLEX into the same hand of adult Dupuytren's contracture patients with multiple palpable cords. In this study, 60 patients at eight sites throughout the U.S. and Australia received two concurrent injections of 0.58 mg of XIAFLEX per affected hand and efficacy was based on a single injection per contracted joint. At 30 days, 60% of all joints, 76% of metacarpophalangeal (MP) and 33% proximal interphalangeal joints achieved clinical success (defined as joint correction to 0 to 5 degrees) following this single injection when two 0.58 mg doses of XIAFLEX were administered concurrently into the same hand.

  In July 2012, Auxilium and its partner Actelion Pharmaceuticals Canada Inc. (Actelion) announced that Health Canada granted a Notice of Compliance (approval) for XIAFLEX as a treatment for Dupuytren’s contracture for adult patients with a palpable cord in Canada. As a result of this approval, Auxilium will receive a $0.5 million regulatory milestone payment from Actelion. BioSpecifics is entitled to a percentage of this and all future milestone payments paid to Auxilium by Actelion.

Recent XIAFLEX Development Highlights for Peyronie’s Disease:

  In June 2012, BioSpecifics announced positive top-line results from Auxilium’s IMPRESS (The Investigation for Maximal Peyronie's Reduction Efficacy and Safety Studies) Phase III clinical program of XIAFLEX for the treatment of Peyronie's disease. Peyronie’s disease is characterized by the presence of inelastic collagen on the shaft of the penis, which can result in pain, distort an erection and make sexual intercourse difficult or impossible in advanced cases. Results from the two randomized, double-blind, placebo- controlled studies at 52 weeks demonstrated statistically significant improvements in both co-primary endpoints of the trials versus placebo, including percent improvement in penile curvature deformity and improvement in the patient-reported bother domain of Auxilium’s Peyronie's Disease Questionnaire.

Recent XIAFLEX Proprietary Pipeline Development Highlights:

  In June 2012, BioSpecifics announced the initiation of a 14 patient, single center dose escalation Phase II clinical trial of XIAFLEX for the treatment of human lipoma. Human lipomas are encapsulated deposits of benign fat often detected as bulges under the skin and larger lipomas can cause pain or discomfort for patients and can grow to interfere with normal daily activities. Lipomas are diagnosed in 575,000 U.S. patients annually and there are currently no FDA-approved pharmaceutical therapies for this indication. This study is a single injection, open-label trial and XIAFLEX is being administered in four ascending doses (0.058 mg to 0.44 mg). The primary efficacy endpoint will be a change in the visible surface area of the target lipoma, as determined at six months post injection. Auxilium has the option to license development and marketing rights to this indication, which would trigger an opt-in payment and potential future milestone and royalty payments from Auxilium to BioSpecifics.
  In May 2012, BioSpecifics announced the initiation of a placebo controlled randomized Phase II clinical trial, Chien-804, to evaluate the efficacy of XIAFLEX for canines with benign subcutaneous lipomas. Canine lipomas are encapsulated fat deposits that occur under the skin and affect 1.7 million dogs in the U.S. Auxilium has the option to exclusively license the canine lipoma indication upon completion of this Phase II trial.

Upcoming Anticipated Milestones:

BioSpecifics Proprietary Indications for XIAFLEX:
-	BioSpecifics anticipates that it will complete enrollment for its 14 patient dose escalation Phase II trial for the treatment of human lipoma in the first half of 2013.
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BioSpecifics anticipates that it will complete enrollment for Chien-804, its Phase II clinical trial evaluating 32 canines with benign subcutaneous lipomas randomized 1:1 XIAFLEX to placebo, in the first half of 2013.

XIAFLEX for Dupuytren’s Contracture:
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Auxilium expects to initiate an open-label clinical trial evaluating XIAFLEX for the concurrent treatment of multiple palpable cords in approximately 600 adult patients with Dupuytren’s contracture in the third quarter of 2012. Top-line data from this study are expected in the first half of 2014 and, if successful, this study may allow Auxilium to seek approval and label expansion for Dupuytren's contracture from the U.S. Food and Drug Administration (FDA). According to Auxilium, SDI Health, LLC estimates that 35 to 40% of annual Dupuytren’s surgeries in the U.S. are performed to treat two or more cords concurrently.

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Actelion expects to make XIAFLEX available to patients in Canada in the first half of 2013. In addition, Actelion expects to file for approval of XIAFLEX for the treatment of Dupuytren's contracture in Australia, Brazil and Mexico by the end of the 2012.

Additional Clinical Indications for XIAFLEX:
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Auxilium expects to submit a supplemental Biologics License Application (sBLA) filing to the FDA for XIAFLEX as a treatment for Peyronie’s disease by the end of 2012. If approved by the FDA, Auxilium expects to launch XIAFLEX as a treatment for Peyronie’s disease in the U.S. in late 2013.

-	Top-line results from the Phase Ib single site, open-label dose escalation study of XIAFLEX for the treatment of cellulite are expected in the fourth quarter of 2012.
-	Top-line results from the Phase IIa study of XIAFLEX for the treatment of frozen shoulder are expected in the first quarter of 2013.

Webcast and Conference Call

The Company will host a conference call today at 8:30 a.m. EDT to discuss these second quarter 2012 results.

In order to participate in the conference call, please dial 1-800-860-2442 (domestic) or 1-412-858-4600 (international). The live webcast can be accessed under “Calendar of Events” in the Investor Relations section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=88477.

A replay of the call will be available one hour after the end of the conference on August 9, 2012 until 9:00 a.m. EDT on August 20, 2012. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10016679. The archived webcast will be available for 90 days in the Investor Relations section of BioSpecifics’ website at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase (XIAFLEX®) for twelve clinical indications. Currently, XIAFLEX is marketed in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord by Auxilium Pharmaceuticals, Inc. (Auxilium) and is also in clinical development for the treatment of five additional promising indications. Auxilium has reported positive top-line results from two recently completed Phase III clinical trials for Peyronie's disease and is also evaluating XIAFLEX for frozen shoulder syndrome (adhesive capsulitis) and cellulite in Phase IIa and Phase Ib clinical trials, respectively. BioSpecifics is developing XIAFLEX internally for the treatment of human lipoma and canine lipoma, which are both in Phase II clinical trials. Auxilium has entered into three strategic partnerships for the ex-U.S. development and commercialization of injectable collagenase for Dupuytren’s contracture and Peyronie’s disease. Pfizer Inc. has rights in Europe and Eurasia and injectable collagenase is currently marketed as XIAPEX® for Dupuytren’s contracture in select European countries. Asahi Kasei Pharma Corporation has rights in Japan and Actelion Pharmaceuticals Canada Inc. has rights in Canada, Australia, Brazil and Mexico. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward-looking statements.” The forward-looking statements include statements concerning, among other things, the timing of submission of a sBLA filing to the FDA for XIAFLEX as a treatment for Peyronie’s disease and subsequent launch in that indication; the potential market for XIAFLEX in human lipoma and canine lipoma; the timing for completing clinical trials for the use of XIAFLEX in the treatment of human lipoma, canine lipoma, cellulite and frozen shoulder; the potential for Auxilium to receive approval to expand the label for Dupuytren’s contracture; and the timing of making XIAFLEX available to patients in Canada. In some cases, these statements can be identified by forward-looking words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “likely,” “may,” “will,” “could,” “continue,” “project,” “predict,” “goal,” the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics’ current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics’ actual results to differ materially from those indicated by such forward-looking statements, including the ability of BioSpecifics’ partner, Auxilium, and its partners, Pfizer Inc., Asahi Kasei Pharma Corporation and Actelion Pharmaceuticals Canada Inc., to achieve their objectives for XIAFLEX in their applicable territories; the potential market for XIAFLEX in a given indication, the potential of XIAFLEX to be used in additional indications, and the initiation, timing and outcome of clinical trials of XIAFLEX for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone payments from Auxilium; and other risk factors identified in BioSpecifics’ Annual Report on Form 10-K for the year ended December 31, 2011, its Quarterly Reports on Form 10-Q for the first and second quarters of 2012, and its Current Reports on Form 8-K filed with the Securities and Exchange Commission. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

-Tables to Follow-

BioSpecifics Technologies Corp.
Consolidated Statements of Operations
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Net sales	$1,246	$5,882	$8,750	$11,774
Royalties	2,491,313	1,706,166	4,391,282	2,651,247
Licensing revenues	109,275	3,296,776	788,550	4,156,051
Consulting fees	-	-	-	46,667
Total Revenues	2,601,834	5,008,824	5,188,582	6,865,739

Costs and expenses:
Research and development	404,346	270,799	653,898	482,865
General and administrative	1,149,926	1,418,016	2,238,648	2,927,542
Total costs and expenses	1,554,272	1,688,815	2,892,546	3,410,407

Operating income	1,047,562	3,320,009	2,296,036	3,455,332

Other income:
Interest and other income	9,771	31,167	19,264	47,727

Income before income tax	1,057,333	3,351,176	2,315,300	3,503,059
Income tax benefit (expense)	(390,651)	(781,835)	(906,228)	2,757,405

Net income	$666,682	$2,569,341	$1,409,072	$6,260,464

Basic net income per share	$0.11	$0.40	$0.22	$0.99

Diluted net income per share	$0.10	$0.36	$0.20	$0.87

Shares used in computation of basic net income per share	6,343,356	6,354,135	6,339,930	6,324,168

Shares used in computation of diluted net income per share	6,971,687	7,174,568	6,984,258	7,158,024

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	June 30,	December 31,
	2012	2011
Cash and cash equivalents	$3,788,173	$3,196,831
Short term investments	5,000,000	5,000,000
Accounts and income tax receivable, net	2,871,915	3,481,637
Deferred tax assets (short and long-term)	2,631,900	3,047,955
Deferred royalty buydown	2,750,000	1,250,000
Working capital	11,612,615	11,970,264
Total assets	17,486,662	16,265,073
Long-term liabilities	241,955	276,520
Total stockholders' equity	16,151,219	14,872,314